Exhibit 99.1

NEWS RELEASE	#19-7

CARBO® and PicOnyx Finalize Strategic Partnership

for production of M-ToneTM Black Pigments

HOUSTON, TX (May 30, 2019) – CARBO Ceramics Inc. (NYSE: CRR) and PicOnyx, Inc. today announced that they have executed the definitive agreements that will govern their previously announced strategic partnership for the production of M-Tone. An innovative family of unique, high performance black pigments, M-Tone addresses customer needs for black pigments with higher performance and greater functionality that are more environmentally friendly than other available alternatives.

Under the terms of the definitive agreements, CARBO will provide certain production assets and services to PicOnyx and will provide PicOnyx with significant manufacturing capacity, production capabilities and resources to support PicOnyx’s aggressive growth plans for M-Tone.  In exchange for its contributions and services, CARBO will obtain an equity stake in PicOnyx, and under the terms of a contract manufacturing agreement, CARBO will produce M-Tone for PicOnyx on a cost-plus basis.

The manufacturing operation, located in Louisiana, is expected to be operational in the fourth quarter of 2019 and will be capable of supporting PicOnyx’s expected production needs for the next several years.

Gary Kolstad, CEO of CARBO commented, “We are excited to partner with PicOnyx, which has a truly innovative product platform. This partnership provides a great opportunity for CARBO to utilize certain idled assets and execute on our transformation strategy to grow our industrial revenue streams. We look forward to helping PicOnyx achieve its growth plan in the months and years ahead.”

“With the successful closing of this transaction, we have a clear path to ramp rapidly and aggressively grow PicOnyx.  The elements of a very profitable, high growth business are at hand. PicOnyx has an experienced team, capable partners, a novel, proven product, scalable manufacturing, and motivated customers in the high performance black pigments market, which is estimated to be greater than one billion dollars ($1B).” said Dave Bening, CEO of PicOnyx.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.  The Company has two reportable operating segments: 1) oilfield and industrial technologies and services and 2) environmental technologies and services.

CARBO Oilfield Technologies – is a leading provider of market-leading technologies to create engineered production enhancements solutions that help E&P operators to design, build and optimize the frac – increasing well production and estimated ultimate recovery, and lower finding and development cost per barrel of oil equivalent.

CARBO Industrial Technologies – is a leading provider of high-performance ceramic media and industrial technologies engineered to increase process efficiency, improve end-product quality and reduce operating cost.  CARBO has world class manufacturing expertise.  We bring new products to market faster to meet customer demands.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO and PicOnyx Finalize Strategic Partnership

May 30, 2019

CARBO Environmental Technologies – is a leading provider of spill prevention and containment solutions that provide the highest level of protection for clients’ assets and the environment in oil and gas and industrial applications. Our range of innovative products feature a proprietary polyurea coating technology that creates a seamless, impermeable, maintenance-free layer of protection.

For more information, please visit www.carboceramics.com.

About PicOnyx, Inc. and M-Tone:

PicOnyx, Inc., headquartered in Houston, TX, was formed in 2015 to commercialize M-ToneTM, an innovative platform of versatile, high performance, functional black pigments for the Paints, Plastics, Inks, Coatings and Adhesives markets.

M-Tone delivers performance benefits to the user beyond its deep black, highly opaque color.  M-ToneTM provides a versatile alternative to incumbent pigments with unrivaled performance characteristics in thermal, chemical and abrasion resistance, broad compatibility, and economic processing. As a chemically inert ceramic material it is unrivaled in its safety and environmental friendliness.

For more information, please visit www.piconyxinc.com

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks, risks associated with the successful implementation of our transformation strategy, and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

FOR MORE INFORMATION:

Investors:	Media:
Mark Thomas, Director Investor Relations	Jamie Efurd, Marketing Director
+1 281-921-6400	+1 281-921-6400